Exhibit 99.1

QUEST DIAGNOSTICS SELLS IBRUTINIB ROYALTY RIGHTS
TO ROYALTY PHARMA FOR $485 MILLION IN CASH

-- Retains royalty rights to odanacatib and other Celera drug assets --

MADISON, N.J. and NEW YORK, July 18, 2013 /PRNewswire/ -- Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, announced today that it has completed the sale of its rights to royalties from commercialization of the drug candidate ibrutinib to Royalty Pharma, the industry leader in acquiring royalty interests in marketed and late stage biopharmaceutical products, for $485 million in cash.

"This transaction is consistent with our strategy to refocus on our core diagnostic information services business," said Steve Rusckowski, Quest Diagnostics President and CEO. "The ibrutinib royalty rights were not core to our business. After considering interest in ibrutinib, we conducted a robust market process, and believe that selling now is in the best interests of our shareholders. We expect to use the proceeds to drive shareholder value, consistent with our capital deployment strategy."

The sale is expected to result in after tax cash proceeds of approximately $300 million, before associated transaction costs. The gain associated with the sale will be recorded in the third quarter and will be excluded from adjusted earnings.
As part of its acquisition of Celera in 2011, Quest Diagnostics gained rights to royalties on ibrutinib, an experimental cancer therapy currently in Phase III development by Pharmacyclics (NASDAQ: PCYC)  and Johnson & Johnson (NYSE: JNJ), through its Janssen Biotech subsidiary. Ibrutinib is an inhibitor of the enzyme Bruton's tyrosine kinase (BTK).

"We are pleased to have had an opportunity to work with Quest in this win-win transaction, in which Quest was able to dispose of a non-core asset as part of its strategic plan and we were able to acquire an interest in ibrutinib, an exciting potential therapy addressing the needs of patients with chronic lymphocytic leukemia, small lymphocytic lymphoma and mantle cell lymphoma," said Pablo Legorreta, Founder & CEO of Royalty Pharma.

Quest Diagnostics continues to retain royalty rights to other clinical indications that result from Celera's drug assets, including programs that target histone deactylase, or HDAC, selective HDAC enzymes and Factor VIIa, as well as other BTK compounds. In addition, Quest continues to hold the cathepsin K intellectual property licensed by Celera to Merck for the drug odanacatib. All of these agreements pertain to drugs that have not yet been commercialized. Quest Diagnostics has not yet received any royalty payments related to these programs.

Since the company announced its intention to refocus on the core business last November, it initiated a disciplined portfolio review that, to date, has resulted in the disposition of two businesses, including OralDNA, a dental diagnostics company, and HemoCue, a point of care testing company, as well as the ibrutinib royalty rights.

About Royalty Pharma

Royalty Pharma is the industry leader in acquiring royalty interests in marketed and late stage biopharmaceutical products. With over $10 billion in assets, Royalty Pharma owns royalty interests in 41 marketed and late stage biopharmaceutical products, including Abbott's Humira®, Johnson and Johnson's Remicade® and Prezista®, Gilead's Atripla®, Truvada®, Complera® and Emtriva®, Pfizer's Lyrica®, Amgen's Neupogen® and Neulasta®, Genentech's Rituxan®, Astella's Lexiscan®, Merck's Januvia/Janumet®, Roche's Mircera®, UCB's Cimzia® and Biogen Idec's Tecifidera®. Additional company information is available at royaltypharma.com.

About Quest Diagnostics

Quest Diagnostics is the world's leading provider of diagnostic information services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at QuestDiagnostics.com.

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